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                                                                    Exhibit 99.3

                              [CLAIMSNET.COM LOGO]


For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

                 Claimsnet.com inc. Announces Additional Funding
                    Commitment From European Investment Group


DALLAS - March 13, 2002 - Claimsnet.com inc. (OTCBB: CLAI.OB; BSE: CLAI) today announced receipt of an additional funding commitment of $550,000 from Claimsnet Partners LLC, a New York based limited liability corporation, controlled by the principles of a Zurich, Switzerland based investment group. The Company announced that this funding is part of an aggregate $826,000 commitment, of which $276,000 has already been subscribed to since January 1, 2002. The Company will issue preferred stock to the investors at a price of $250 per share. Each share of preferred stock is convertible into one thousand shares of common stock. The offering supersedes the remaining commitment of the financing announced in November 2001 under which $462,000 was invested.

In addition to the previously announced changes in Claimsnet.com's board of directors and management, the Company also announced that material changes have been made to the operating structure of the business, at the request of the investors in Claimsnet Partners LLC. The Company announced initiatives today that include the following amendments to Claimsnet's operations:

      o The Company has reduced overall annualized compensation expenses by more than $1.2 million, with the majority of the reductions already implemented and all reductions to be implemented by March 15, 2002.
      o This included elimination of several positions, salary reduction in others, and issuances of stock options and common stock purchase warrants as severance and/or incentive based compensation.
      o  The Company is evaluating ways to reduce other operating expenses.
      o The board and management are utilizing several key advisory services to review merger and/or acquisitive related opportunities, review and assess sales and marketing policies and reforms to expedite revenue generation, and to advise the board on re-establishing shareholder value.


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      o  The Company is also conducting a feasibility study to re-position and positively modify its offerings to enable the business to recognize and accelerate revenue growth within the current fiscal year.

In addressing these strategies, Claimsnet's newly appointed Chief Executive Officer, Paul Miller stated "We are committed to exploring all available avenues to provide meaningful action steps for our employees, customers, partners, creditors and our shareholders."

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet.com can be found at the Company's newly redesigned web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions in the markets in which the Company operates, the successful outcome of due diligence to maintain access to external sources of capital, current and anticipated regulatory actions, development and successful implementation of marketing strategies, actions of the Company's competitors, dependence on suppliers and distribution channels, the ability to retain key personnel, success in the development and market acceptance of new and existing products, and risks inherent in business-to-business use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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